Exhibit 3.1


DEAN HELLER
Secretary of State                Certificate of Amendment
202 N. Carson St.                 (Pursuant to NRS 78.380)
Carson City, NV 89701


                        Certificate of Amendment to Articles of
                      Incorporation For Nevada Profit Corporations
                   (Pursuant to NRS 78.380 - Before Issuance of Stock)

1.  Name of corporation:

    Ocean Express Lines, Inc.

2.  The articles have been amended as follows:

    Article #1: The name of the corporation shall be AMERICAN THORIUM, INC.

3. The undersigned declare that they constitute at least two-thirds of the incorporators [ ] or the board of directors [X]

4. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

5.  Signature:

/s/H.D. Williams               /s/Bobbi Heywood
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Signature                      Signature